Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of DraftKings Inc. on Form S-3 (File No. 333-237693) of our report dated March 15, 2022, with respect to our audits of the consolidated financial statements of Golden Nugget Online Gaming, Inc. as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 appearing in the Annual Report on Form 10-K of Golden Nugget Online Gaming, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Melville, NY

May 5, 2022